EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of July 24, 2009 (the “Effective Date”), between State Bank and Trust Company, a banking corporation organized under the laws of the State of Georgia (the “Bank”) and Kim Michael Childers, a resident of the State of Georgia (the “Employee”).

RECITALS:

WHEREAS, the Bank desires to employ Employee and Employee desires to be employed by the Bank; and

WHEREAS, Employee is willing to enter into this Employment Agreement in consideration of the agreements set forth below.

NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Definitions.

Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1           “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2           “Affiliate” shall mean any business entity which controls the Bank or is controlled by or is under common control with the Bank.

1.3           “Area” shall mean the geographic area within the boundaries of Bibb, Fulton, Houston and Jones Counties, Georgia.  It is the express intent of the parties that the Area as defined herein is in the area where the Employee performs services on behalf of the Bank under this Agreement as of the Effective Date.

1.4           “Average Monthly Compensation” shall mean the quotient determined by dividing the sum of the Employee’s then current Base Salary (as defined in Section 4.1 hereof) and the greater of the most recently paid Incentive Compensation (as defined in Section 4.2 hereof) or the average of Incentive Compensation paid over the three most recent years by twelve.

1.5           “Bank” shall mean the State Bank and Trust Company or its successor(s).

1.6           “Business of the Bank” shall mean the business conducted by the Bank, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans, provided, however, that the Business of the Bank shall not include (i) the origination, or purchase, of any loan which at inception or purchase would be considered a criticized or classified loan by bank regulatory authorities, (ii) the origination, or purchase, of any loan to a borrower whose residence or domicile is not in the Area, or (iii) any loan secured by real estate, where the real estate collateral securing the loan is located outside of the Area, all of which activities are currently conducted by Bankers’ Capital Group, LLC.

1.7           “Cause” shall mean:

1.7.1        With respect to termination by the Bank:

(a)           A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform the Employee’s duties and responsibilities in the manner and to the extent required under this Agreement, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Bank;

(b)           Conduct by the Employee that (i) constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Employee’s office and (ii) is demonstrably likely to lead to material injury to the Bank or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee; provided, however, that such conduct shall not constitute “Cause” unless there shall have been delivered to the Employee a written notice setting forth with specificity the reasons that the Bank believes the Employee’s conduct meets the standard set forth in this Section 1.7.1(b), the Employee shall have been provided with an opportunity to be heard in person by the Board of Directors of the Bank (with the assistance of counsel, if desired) and, in the event of any such hearing, the decision of the Bank is confirmed by a vote of the membership of the Board of Directors of the Bank as provided in Section 3.2.1;

(c)           Conduct resulting in the conviction of the Employee of a felony; or

(d)           Conduct by the Employee that results in the permanent removal of the Employee from his position as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

1.7.2        With respect to termination by the Employee:

(a)           a material diminution in the powers, responsibilities, duties or total compensation of the Employee hereunder by the Bank, which condition remains uncured after the expiration of thirty (30) days following the delivery of written notice of such condition to the Bank by the Employee;

(b)           the failure of the Board of Directors of the Bank to maintain the Employee’s appointment to the offices of its President and Chief Credit Officer; upon the Bank’s notice of non-renewal of this Agreement; or the failure of the shareholders of the Bank to elect Employee as a director of the Bank;

(c)           a material breach of the terms of this Agreement by the Bank, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Bank by the Employee; or

(d)           if the Bank requires, for any reason whatsoever, that the Employee relocate his work location from the Macon, Georgia area, or assume or be assigned responsibilities that will require the Employee to travel, on a regular basis, outside of the Macon, Georgia area.

1.8           “Change in Control” means any one of the following events occurring after the Effective Date:

(a)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Bank, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than twenty-five percent (25%) of any class of voting securities of the Bank or such other transaction as may be described under 12 C.F.R. § 225.41(c) or any successor thereto;

(b)           within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)           the approval by the stockholders of the Bank of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d)           the sale, transfer or assignment of all or substantially all of the assets of the Bank and its subsidiaries to any third party.

1.9           “Confidential Information” means data and information relating to the Business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Bank and which has value to the Bank and is not generally known to its competitors.  Without limiting the foregoing, Confidential Information shall include:

(a)           all items of information that could be classified as a trade secret pursuant to Georgia law;

(b)           the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

(c)           the names and addresses of employees and other business contacts of the Bank;

(d)           the particular names, methods and procedures utilized by the Bank in the conduct and advertising of its business;

(e)           application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Bank; and

(f)            marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Bank’s manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.10         “Bank Information” means Confidential Information and Trade Secrets.

1.11         “Permanent Disability” shall mean a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Employee by the Bank or, if no such coverage is then being provided, the inability of the Employee to perform the material aspects of the Employee’s duties under this Agreement for a period of at least one hundred eighty (180) consecutive days as certified by a physician chosen by the Employee and reasonably acceptable to the Bank.

1.12         “Term” shall mean that period of time commencing on the Effective Date and running until (a) the close of business on the last business day immediately preceding the third (3rd) anniversary of the thirtieth (30th) day following the date any notice of non-renewal of this

Agreement is received, or (b) any earlier termination of employment of the Employee under this Agreement as provided for in Section 3.

1.13         “Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.             Duties.

2.1           The Employee is employed as the President and Chief Credit Officer of the Bank, subject to the direction of the Chief Executive Officer and the Board of Directors of the Bank or its designee(s).  The Employee shall perform and discharge well and faithfully the authority, duties and responsibilities which may be assigned to the Employee from time to time by the Board of Directors of the Bank in connection with the conduct of the Business of the Bank; provided, however, that, in making its assignments, the Board of Directors of the Bank shall assign only such authority, duties and responsibilities assigned to the Employee from time to time as are, in the aggregate, consistent with the duties and responsibilities as would be customarily assigned to a person occupying the positions held by the Employee pursuant to the terms of this Agreement, including, but not limited to, those set forth on Exhibit A attached hereto.

2.2           In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof and as set forth on Exhibit A attached hereto, the Employee shall:

(a)           devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all management policies and decisions communicated to the Employee by the Chief Executive Officer and the Board of Directors of the Bank, which are consistent with this Agreement; and

(c)           timely prepare and forward to the Board of Directors of the Bank, all reports and accounting as may be requested of the Employee.

2.3           The Employee shall devote the Employee’s entire business time, attention and energies to the Business of the Bank and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from:

(a)           managing the Employee’s personal assets and investing the Employee’s personal assets in businesses, which (subject to clause (b) below) are not in competition with the Business of the Bank and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

(b)           purchasing securities or other interests in any entity provided that such purchase shall not result in the Employee’s collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank;

(c)           serving on the board of directors of other organizations so long as such service does not materially interfere with the performance of the Employee’s duties under this Agreement and are not in competition with the Business of the Bank; and

(d)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank approves of such activities prior to the Employee’s engaging in them.

Notwithstanding anything to the contrary in this Section 2.3, the Employee may serve as a principal of Bankers’ Capital Group, LLC.  For the avoidance of doubt, Bankers’ Capital Group, LLC also serves as a general partner of Sagus Partners, LLC and intends to do so following the date of this Agreement.

3.             Term and Termination.

3.1           Term.  This Agreement shall remain in effect for the Term.  While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a three-year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease.  In the event such notice of non-renewal is properly given, absent prior termination by the Bank or the Employee pursuant to Section 3.2, this Agreement and the Term shall expire on the third (3rd) anniversary of the thirtieth (30th) day following the date such written notice is received.  Without limiting the foregoing, if the Bank determines in any annual performance review that the Employee’s performance under this Agreement is not satisfactory, the Bank may provide the Employee with written notice of non-renewal of this Agreement.

3.2           Termination.  During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

3.2.1        By the Bank:

(a)           For Cause, following approval of such action by at least seventy-five (75%) of the membership of the Board of Directors of the Bank and only after providing Employee with at least thirty (30) days’ written notice, in which event the Bank shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination; or

(b)           Without Cause at any time, following approval of such action by at least two-thirds (2/3) of the disinterested directors of the Bank, provided that the Bank shall give the Employee sixty (60) days’ prior written notice of its intent to terminate, in which event the Bank shall be required to meet its obligations to the Employee under Section 3.3.1 below.

3.2.2        By the Employee:

(a)           For Cause, with no prior notice except as provided in Section 1.7.2, in which event the Bank shall be required to meet its obligations to the Employee under Section 3.3.1 below; or

(b)           Without Cause, provided that the Employee shall give the Bank sixty (60) days’ prior written notice of the Employee’s intent to terminate, in which event the Bank shall have no further obligation to the Employee except for payment of any amounts earned and unpaid as of the effective date of the termination.

3.2.3        By the Employee within the period commencing three (3) months prior to and ending twelve (12) months after a Change in Control of the Employer (the “Election Period”), provided that the Employee shall give thirty (30) days’ written notice prior to the end of the Election Period to the Employer of the Employee’s intention to terminate this Agreement, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3.2 below.

3.2.4        At any time upon mutual, written agreement of the parties, in which event the Bank shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of the termination.

3.2.5        Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Employee’s death or Permanent Disability, and if the reason for termination is the Employee’s death, the Bank shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination and, if the reason for termination is the Employee’s Permanent Disability, the Bank shall pay to the Employee an amount equal to Average Monthly Compensation for each full month following such termination until the earlier of the month prior to the month for which the Employee’s long-term disability benefits become payable or six (6) full months commencing with the month following the month in which the date of termination occurs.

3.3           Termination Payments.

3.3.1        In the event the Employee’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.1(b) or Section 3.2.2(a), the Bank shall pay to the Employee as severance pay and liquidated damages a lump sum amount equal to the (a) greater of (i) the current Base Salary divided by 12, or (ii) the Average Monthly Compensation, multiplied by (b) 12.  In addition, from the effective date of the termination pursuant to Section 3.2.1(b) or Section 3.2.2(a), the Bank shall pay an amount equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of twelve (12) months or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Bank.

3.3.2        In the event the Employee’s employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.3, the Bank shall pay to the Employee as severance pay and liquidated damages a lump sum amount equal to the (a) greater of (i) the current Base Salary divided by 12, or (ii) the Average Monthly Compensation, multiplied by (b) the number of months (including partial months) from the effective date of the termination through the then unexpired portion of the Term or, if greater, 24.  In addition, from the effective date of the termination pursuant to Section 3.2.3, through the then unexpired portion of the Term (or, if greater, for a period of twenty-four (24) months following the effective date of the termination) (the “Severance Period”), the Bank shall pay an amount equal to what would be the Employee’s cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of the Severance Period or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Bank.

3.3.3        Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits that the Employee has the right to receive from the Bank (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the “Code”), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments.  If the Employee is to receive the Reduced

Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

In connection with the Total Payments contemplated in this Section 3.3.3, the parties agree that to the minimum extent necessary to comply with Section 280G of the Code and to avoid the imposition of excise taxes under Section 4999 of the Code, the Employee agrees to provide personal services on behalf of the Bank following his termination of employment in exchange for reasonable compensation for such services.  If so required, a portion of the Total Payments shall be deemed to be attributable to such post-termination services.  The parties agree that any compensation attributable to such services must comply with the requirements of Section 280G of the Code and the Treasury Regulations promulgated thereunder, including, but not limited to, the requirements set forth in Q/A-9 of Treasury Regulation 1.280G-1.  The parties agree to negotiate in good faith at the time of Employee’s termination of employment to determine the scope and duration of services to be rendered (if any) by Employee, and the related compensation payable therefore, for the period following such termination of employment, all with the objective of complying with Section 280G of the Code and the intent of this paragraph.

4.             Compensation.

The Employee shall receive the following salary and benefits during the Term:

4.1           Base Salary.  The Employee shall be compensated at a base rate of Three Hundred Fifty Thousand Dollars ($350,000) per year, which may be increased from time to time in accordance with the immediately succeeding sentence (“Base Salary”).  The Employee’s salary shall be reviewed by the Board of Directors of the Bank annually, and the Employee shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Bank based upon the performance of the Bank and its compliance with regulatory standards.  Such salary shall be payable in accordance with the Bank’s normal payroll practices.

4.2           Incentive Compensation.  The Employee shall be eligible for an annual bonus in an amount up to fifty percent (50%) of the Employee’s Base Salary pursuant to any bonus, incentive or other executive compensation programs as are made available to senior management of the Bank from time to time (the “Incentive Compensation”); provided, however, that any bonus to which the Employee is entitled under such programs for the fiscal year 2010 is subject to forfeiture pursuant to Section 4(e) of that certain Stock Purchase Agreement dated July 14, 2009.

4.3           Stock Options.  The Bank may grant to the Employee stock options from time to time commensurate with the Employee’s position.  Any such options shall be reflected by a separate written award.

4.4           Benefits.  The Employee shall be entitled to such benefits as may be available from time to time for senior executives of the Bank similarly situated to the Employee.  All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.  Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Bank deems appropriate.

4.5           Business Expenses.  The Bank shall reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in performance of the Employee’s duties hereunder; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.6           Professional Associations.  The Employee shall be entitled to attend such courses, annual meetings, conferences and seminars of his selection at the Bank’s expense, provided that the Bank shall only be required to cover reasonable expenses associated with the Employee’s attendance at such courses, conferences and seminars that are incurred consistent with the Bank’s budget operating plan and policies then in effect.

4.7           Vacation.  On a non-cumulative basis the Employee shall be entitled to a minimum of four weeks (4) weeks of vacation annually, during which the Employee’s compensation shall be paid in full.

4.8           Withholding.  The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.             Bank Information.

5.1           Ownership of Information.  All Bank Information received or developed by the Employee while employed by the Bank will remain the sole and exclusive property of the Bank.

5.2           Obligations of the Employee.  The Employee agrees (a) to hold Bank Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Employee is required by law to disclose any Bank Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Employee becomes aware that such disclosure has been requested and is required by law.  This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to -767, with respect to Trade Secrets.

5.3           Delivery upon Request or Termination.  Upon request by the Bank, and in any event upon termination of the Employee’s employment with the Bank, the Employee will promptly deliver to the Bank all property belonging to the Bank, including without limitation all Bank Information then in the Employee’s possession or control.

6.             Non-Competition.

The Employee agrees that during his employment by the Bank hereunder and, in the event of his termination other than by the Bank without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by the Employee pursuant to Section 3.2.3, for a period of thirty-six (36) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Bank), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank, engage in any business which is the same as or essentially the same as the Business of the Bank.  Notwithstanding the foregoing, the Bank agrees that the Employee may own up to 5% of the voting shares of any financial institution engaged in the Business of the Bank in the Area.

7.             Non-Solicitation of Customers.

The Employee agrees that during the Employee’s employment by the Bank hereunder and, in the event of Employee’s termination other than by the Bank without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by the Employee pursuant to Section 3.2.3, for a period of twenty-four (24) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Bank), on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Bank’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last twelve (12) months of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8.             Non-Solicitation of Employees.

The Employee agrees that during the Employee’s employment by the Bank hereunder and, in the event of the Employee’s termination other than by the Bank without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by the Employee pursuant to Section 3.2.3, for a period of twenty-four (24) months thereafter, the Employee will not on the Employee’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Bank or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Bank or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. Notwithstanding the foregoing, this Section 8 will not apply to Lisa Lane or Cindy Cline.

9.             Remedies.

The Employee agrees that the covenants contained in Sections 5 through 8 hereof are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank; and that irreparable loss and damage will be suffered by the Bank should he breach any of the covenants.  Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Bank and the Employee agree that all remedies available to the Bank or the Employee, as applicable, shall be cumulative.  In addition, in the event the Employee fails to comply with any of the covenants contained in Section 5 hereof and such failure shall not be cured to the reasonable satisfaction of the Bank within thirty (30) days after receipt of written notice thereof from the Bank, the Bank shall thereupon be relieved of liability for all obligations then remaining under Section 3.3 hereof.

10.          Severability.

The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.          No Set-Off by the Employee.

The existence of any claim, demand, action or cause of action by the Employee against the Bank, or any Affiliate of the Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12.          Notice.

All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(a)           If to the Bank, to the Bank at:

State Bank and Trust Company

Attention: Chief Executive Officer

321 Fullington Avenue

Pinehurst, Georgia  31070

(b)           If to the Employee, to the Employee at:

Kim Michael Childers

9395 Highway 341

Fort Valley, Georgia 310303

13.          Assignment.

Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto; provided, however, that this Agreement shall be assumed by and shall be binding upon any successor to the Bank.

14.          Waiver.

A waiver by the Bank of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.          Arbitration.

Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which shall be conducted by a three-person arbitration panel, one of whom shall be selected by each party and the third of whom shall be selected jointly upon mutual agreement of both parties.  The place of arbitration shall be Fulton County, Georgia and the Bank and the Employee agree that they will seek to enforce any arbitration award in the Superior Court of Fulton County.  The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction.  The Bank agrees to pay the fees and expenses associated with the arbitration proceedings.

16.          Attorneys’ Fees.

With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Bank shall advance to the Employee reasonable fees, costs and expenses incurred by the Employee in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement.  Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Employee for such fees, costs and expenses.  The Employee shall have the obligation to reimburse the Bank within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Employee on the merits of the substantive issues in dispute.

17.          Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that the Superior Court of Fulton County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts.

18.          Interpretation.

Words importing any gender includes all genders.  Words importing the singular form shall include the plural, and vice versa.  The terms “herein,” “hereunder,” “hereby, “hereto, “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.          Entire Agreement.

This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Employee unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.          Rights of Third Parties.

Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.          Survival.

The obligations of the Bank pursuant to Sections 3.2.5 and 3.3 and the obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

STATE BANK AND TRUST COMPANY

/s/ Joseph W. Evans
		Name:	Joseph W. Evans
		Title:	Chairman and Chief Executive Officer
		Date:	July 24, 2009

ATTEST:

/s/ J. Daniel Speight
Name:	J. Daniel Speight
Title:	Vice Chairman, Chief Financial Officer and Chief Operating Officer
Date:	July 24, 2009

EMPLOYEE

/s/ Kim Michael Childers
		Name:	Kim Michael Childers
		Date:	July 24, 2009

Employment Agreement Signature Page